UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Alphabet Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1767919
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/20th interest in a share of 6.25% Series A Mandatory Convertible Preferred Stock, par value $0.001	The Nasdaq Stock Market LLC
Depositary Shares, each representing a 1/20th interest in a share of 6.25% Series B Mandatory Convertible Preferred Stock, par value $0.001	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-296395

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are Alphabet Inc.’s (the “Company”) (i) Series A Depositary Shares, each representing a 1/20th interest in a share of 6.25% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share and liquidation preference $1,000 per share (the “Series A Mandatory Convertible Preferred Stock”), and (ii) Series B Depositary Shares, each representing a 1/20th interest in a share of 6.25% Series B Mandatory Convertible Preferred Stock, par value $0.001 per share and liquidation preference $1,000 per share (the “Series B Mandatory Convertible Preferred Stock” and, together with the Series A Mandatory Convertible Preferred Stock, the “Mandatory Convertible Preferred Stock”).

The descriptions of the terms of the Series A Depositary Shares and the underlying Series A Mandatory Convertible Preferred Stock set forth under the headings (i) “Description of Capital Stock” and “Description of Depositary Shares” in the prospectus dated June 1, 2026 (the “Prospectus”), forming a part of the Company’s registration statement on Form S-3 (File No. 333-296395) (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) “Description of Series A Depositary Shares” and “Description of Series A Mandatory Convertible Preferred Stock,” respectively, in the Company’s prospectus supplement, dated June 2, 2026, to the Prospectus, are hereby incorporated herein by reference.

The descriptions of the terms of the Series B Depositary Shares and the underlying Series B Mandatory Convertible Preferred Stock set forth under the headings (i) “Description of Capital Stock” and “Description of Depositary Shares” in the Prospectus, forming a part of the Registration Statement, filed under the Securities Act, and (ii) “Description of Series B Depositary Shares” and “Description of Series B Mandatory Convertible Preferred Stock,” respectively, in the Company’s prospectus supplement, dated June 2, 2026, to the Prospectus, are hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 001-37580), dated June 3, 2022).

3.2	Amended and Restated Bylaws of the Company, dated October 19, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 001-37580), dated October 25, 2022).

3.3	Certificate of Designations for the 6.25% Series A Mandatory Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware and effective June 4, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 5, 2026).

3.4	Certificate of Designations for the 6.25% Series B Mandatory Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware and effective June 4, 2026 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated June 5, 2026).

4.1	Form of Certificate for the 6.25% Series A Mandatory Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 5, 2026).

4.2	Form of Certificate for the 6.25% Series B Mandatory Convertible Preferred Stock (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated June 5, 2026).

4.3	Deposit Agreement for the Series A Mandatory Convertible Preferred Stock, dated as of June 5, 2026, among Alphabet Inc., Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated June 5, 2026).

4.4	Deposit Agreement for the Series B Mandatory Convertible Preferred Stock, dated as of June 5, 2026, among Alphabet Inc., Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K dated June 5, 2026).

4.5	Form of Depositary Receipt for the Series A Depositary Shares (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K dated June 5, 2026)

4.6	Form of Depositary Receipt for the Series B Depositary Shares (incorporated by reference to Exhibit 4.6 to the Company’s Current Report on Form 8-K dated June 5, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Alphabet Inc.

Date: June 5, 2026	By:	/s/ Anat Ashkenazi
Anat Ashkenazi
Senior Vice President, Chief Financial Officer